EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May 17, 2004, by and between **FOOD INNOVATIONS, INC.**, a Florida corporation (the "Company"), and **Z. ZACKARY ZIAKAS** (the "Executive") (collectively, the "Parties").

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth herein; and

WHEREAS, the Company is willing to employ Executive only on the condition that Executive agrees to the terms of this Agreement including specifically the non-competition and non-disclosure covenants contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ Executive for a period of five years, on the terms and conditions set forth herein, commencing on the date hereof.

1.2 Duties of Executive. Executive shall serve as Chief Operating Officer of the Company. Executive shall devote substantially all of his working time and attention to the business and affairs of the Company, render such services to the best of his ability and use his best efforts to promote the interests of the Company. Executive may devote such reasonable amount of time as he determines to (i) serving, with the approval of the Board of Directors, as a director, trustee or member of any board or committee of any other organization; or (ii) engaging in charitable and community activities; *provided, however,* that such activities may not involve any conflict of interest with the interests of the Company or interfere materially with the performance of his duties and responsibilities under this Agreement. The Executive shall at all times be responsible to the Company CEO as well as the Directors of the Company. Executive acknowledges that he is working for a public company, which has responsibilities for filing certain reports, documents and information concerning his status, income and stock holdings, among other things. Executive agrees to comply with all state and federal securities laws, rules and regulations.

2. Compensation.

2.1 Base Salary. The Company shall pay Executive an annual base salary ("Base Salary") at the rate of $95,000.00 per year payable on a regular basis as per the normal Company payroll disbursement dates. Payment of Base Salary will commence on the Effective Date of this agreement, which is hereby determined to be May 17, 2004.

2.2 Base Salary Increase. The Company shall pay Executive a base salary increase of 10% payable on an annual basis for the time this Agreement is in effect.

2.3 Salary Performance Bonus. The Company shall pay Executive a salary bonus upon performance as detailed in the Salary Performance Table (Exhibit A).

3. Expense Reimbursement and Other Benefits.

3.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by Executive, shall promptly reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of his employment by the Company.

3.2 Vacation. During the Term, Executive shall be entitled to three (3) weeks paid vacation per year, provided that no vacation period may exceed ten consecutive business days.

3.3 Other Benefits.

3.3.1 Insurance. The Company shall provide Executive and members of his family such medical insurance and other benefits as are generally provided to other executives of the Company.

3.3.2 Stock Option Plan. The Company shall offer Executive the option to purchase shares of the Company upon the adoption of such plan by the Board of Directors.

3.3.3 Stock Bonus. The Company previously granted to Executive a stock option bonus of 500,000 common capital shares of the stock of the Company, exercisable annually over the term of this Agreement in the amount of 100,000 shares per year unless sooner terminated.

3.3.4 Company Vehicle. Company agrees to provide a vehicle for Executive commensurate with his position and the caliber of benefits paid to other senior employees of the Company.

4. Termination.

4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company may terminate this Agreement for Cause. As used in this Agreement, "Cause" shall mean; (i) theft, fraud, embezzlement, misappropriate behavior, misappropriation of the Company's assets or properties by Executive; (ii) the conviction of Executive for any criminal act which is a felony; or (iii) Executive's repeated substantial abuse of alcohol or illegal drugs. Upon any termination pursuant to this Section 4.1, the Company shall have no further liability to Executive hereunder whatsoever including any Severance Pay that may otherwise become payable to the Executive under this agreement.

4.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate this Agreement, and Executive's employment hereunder, if Executive shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform his duties and responsibilities provided for herein for a period of more than 180 days in any nine-month period.

Upon any termination pursuant to this Section 4.2, the Company shall have no further liability to Executive hereunder whatsoever including any Severance Pay that may otherwise become payable to the Executive under this agreement.

4.3 Death. In the event of the death of Executive during the Term, the Company shall have no further liability to Executive's estate hereunder whatsoever including any Severance Pay that may otherwise become payable to the Executive under this agreement.

4.4 Termination Without Cause. Notwithstanding anything contained herein to the contrary, at any time the Company shall have the right to terminate Executive's employment hereunder without Cause by written notice to Executive. Upon any termination pursuant to this Section 4.4, the Company shall no longer be obligated to pay Executive any Base Salary as agreed to in this agreement, however, if termination is made after a Change in Control of the Company, Executive shall be entitled to Severance Pay as per Section 4.5 of this agreement. A Change in Control shall be deemed to have occurred upon (i) acquisition by a person or group or other entity of a majority of the outstanding shares of stock of the Company, or, (ii) sale of substantially all of the assets of the Company. The Company shall be deemed to have terminated Executive's employment pursuant to this section if such employment is terminated by Executive voluntarily as a result of the occurrence of any of the following events which is not consented to in writing by Executive prior to its occurrence or which is not cured by the Company within ten days after its receipt of written notice of Executive's objection to the occurrence: (a) Executive is assigned to any position, duties, or responsibilities that are significantly diminished from those contemplated by this Agreement; or, (b) Executive is requested to engage in conduct that is reasonably likely to result in violation of law.

4.5 Severance Pay. Upon termination subject to paragraph 4.4 of this agreement Executive shall be entitled to Severance Pay equal to $8,000.00 per month, for a period of 4 months, beginning immediately upon the effective date of termination. Payments shall be made in accordance with the normal payroll disbursement dates of Company or other entity responsible for payment. Executive and his family shall also be entitled to receive insurance benefits for a period of 6 months, at the sole expense of the Company.

4.6 Notice. Executive and the Company each agree to give the other 60 days prior written notice of resignation or termination.

5. Non-Competition and Non-Disclosure Covenants.

5.1 Non-Competition. From the date hereof through (i) the third anniversary date of any termination with Cause of Executive's employment with the Company or of Executive's resignation or (ii) the first anniversary date of any termination of Executive's employment with the Company by the Company without Cause or by Executive for Good Reason, Executive agrees not to engage, have an interest in or render any services to, directly or indirectly, any business which offers products or services similar to or competitive with products and services offered by the Company during the Term in the markets and territories in which the Company's products are offered during the Term (the "Business"), whether as executive, partner, director, employee, agent, consultant, shareholder, owner, manager, operator, licensor, licensee, joint venturer or otherwise.

5.2 Non-Disclosure. From the date hereof through the fifth anniversary date of termination of Executive's employment with the Company, Executive agrees to hold all trade secrets, business plans and other confidential or proprietary information of the Company in trust and confidence for the Company and shall not use or disclose any such information to any person under any circumstances. Notwithstanding the foregoing, Executive may disclose any such information to the extent such disclosure is compelled by a subpoena issued under applicable law or to the extent such information becomes publicly available other than by unauthorized disclosure by Executive. Executive shall notify Company in writing of any disclosure, whether authorized or not.

5.3 Right to Injunction. In the event Executive breaches any of the covenants contained in this Section 5, Executive acknowledges that the Company's remedy at law for damages will be inadequate and that the Company will be entitled to an injunction to prevent Executive's prospective or continuing breach and to maintain the status quo.

6. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

7. Notices.

Any notice required or permitted, to be delivered under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or by overnight courier service addressed as follows:

If to the Company: Food Innovations, Inc.

If to Executive: Z. Zackary Ziakas

Or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

8. Benefits; Binding Effect.

This Agreement shall be for the benefit of and binding upon the Parties and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

9. Severability.

The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

10. Waivers.

The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

11. No Third-Party Beneficiary.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties and, in the case of Executive, his heirs, personal representatives and/or legal representative) any rights or remedies under or by reason of this Agreement.

12. Entire Agreement.

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, negotiations, understandings and representations (if any) between the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

Witnesses:

[signature]
Print Name: Charles DeBilio

[signature]
Print Name:

Food Innovations, Inc.

By [signature]
Name: Joel D. Marcus Jr.
Title: CEO/Founder

Executive

[signature]

EXHIBIT "A"

Based upon the Net Profits of the Company (calculated on reported net income on the Company audited annual financial statements) Executive shall receive an amount equal to Two point three percent (2.3%) of the net profits of the Company based on the following minimum net profits of the Company:

Year one:	Amount in excess of $ 500,000.00
Year two:	Amount in excess of $1,000,000.00
Year three:	Amount in excess of $1,500,000.00
Year four:	Amount in excess of $2,000,000.00
Year five:	Amount in excess of $2,500,000.00

By way of example and explanation:

Should the Company earn $2,500,000 or more in the 5th year, Executive would earn 2.3% of $2,500,000.00 or such amount in excess of $2,500,000.00. However, should the Company only earn $2,400,000.00 in the fifth year, Executive would not be entitled to any bonus under this Agreement.